Exhibit 4.11

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXECUTION VERSION

14 September 2020

YANDEX N.V.

and

MLU B.V.

CONTRIBUTION AGREEMENT

Condor House
5-10 St. Paul’s Churchyard
London EC4M 8AL
Tel. +44 (0)20 3201 5000
Fax: +44 (0)20 3201 5001
www.morganlewis.com

TABLE OF CONTENTS

ClauseHeadings Page

1. INTERPRETATION2

2. CONTRIBUTION8

3. CONDITIONS9

4. COMPLETION10

5. WARRANTIES AND LIMITATIONS ON LIABILITY11

6. Covenants13

7. TERMINATION14

8. MISCELLANEOUS15

9. NOTICES19

10. GOVERNING LAW AND dispute resolution20

11. Dutch Notary22

Schedule 1 COMPLETION OBLIGATIONS23

Schedule 2 WARRANTIES24

Part 1 – Party Warranties24

Part 2 – MLU Shares Warranties24

Part 3 – Yandex.Drive Warranties24

Schedule 3 LIMITATIONS ON LIABILITY25

Schedule 4 STATEMENTs26

Schedule 5 Agreements With YANDEX RELATED PARTIES BELOW MATERIALITY THRESHOLD27

THIS AGREEMENT is made on 14 September 2020

BETWEEN:

1.	YANDEX N.V., a public limited liability company (naamloze vennootschap) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 27265167 ("Yandex"); and
2.	MLU B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 69160899 ("MLU").

RECITALS:

(A)	Yandex owns [***] participation interest (the "Yandex.Carsharing Participation Interest") in the charter capital of Yandex.Carsharing LLC, a company incorporated under the laws of Russia with principal state registration number 1207700149832 and having its registered office at Sadovnicheskaya nab. 82, bld. 2, office 5F17, Moscow, 115035 Russia ("Yandex.Carsharing").
(B)	Yandex.Carsharing, in turn, owns [***] participation interest in the charter capital of Yandex.Drive LLC, a company incorporated under the laws of Russia with principal state registration number 5177746277385 and having its registered office at Sadovnicheskaya nab. 75, office 5F17, Moscow, 115035 Russia ("Yandex.Drive"), and Yandex owns a [***] participation interest (the "Yandex.Drive Participation Interest") in the charter capital of Yandex.Drive. [***].
(C)	Yandex desires to contribute the Participation Interests to MLU in exchange for the MLU Shares upon the terms and conditions set forth in this Agreement.
(D)	MLU desires to issue the MLU Shares to Yandex in exchange for the contribution by Yandex of the Participation Interests to MLU.

IT IS AGREED as follows:

1.INTERPRETATION
1.1In this Agreement, each of the following words and expressions shall have the following meanings:
"Action" means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any Applicable Law;
"Affiliate" means, in relation to any person, any other person directly or indirectly Controlled by or Controlling of, or under common Control with, that person; provided that, for the purposes of this Agreement, neither MLU nor any of its subsidiary undertakings is to be regarded as an Affiliate of Yandex;
"Applicable Law" means, with respect to any Person, any domestic or foreign law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or any requirement of any Governmental Authority, in each case, applicable to such Person;
"Business" means the business of car-sharing and all activities, products and services ancillary or related to car-sharing (including facilitating car-sharing through a technology application;

"Business Day" means a day (excluding a Saturday or Sunday) on which banks generally are open in Moscow, the Russian Federation and Amsterdam, the Netherlands for the transaction of normal banking business;
"Competition Authority" means any national, supra-national or regional, state, municipal, government or governmental, quasi-governmental, statutory, regulatory or investigative body, administrative agency, court or tribunal, in any jurisdiction, responsible for the investigation, prosecution or determination of any matters relating to antitrust, competition, mergers, unfair competition, consumer protection, anti-competitive agreements, practices or behaviour or any similar matter;
"Completion" means Dutch Completion or Russian Completion, as the context requires;
"Completion Commencement Date" has the meaning given in clause 4.1;
"Completion Date" means the date on which the transfers of the Participation Interests to MLU are registered in the Russian unified register of legal entities;
"Conditions" means the conditions set out in clause 3.1;
"Confidential Information" means
(a)the existence and contents of this Agreement and any other agreement or arrangement contemplated by this Agreement;
(b)information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know how, customers, suppliers, processes or affairs of either party or either party's Affiliates; and
(c)any information which is expressly indicated to be confidential in relation to the party disclosing it, which any party may from time to time receives or obtains (verbally or in writing or in disk or electronic form) from any other party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement;
"Contract" means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature;
"Control" of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the voting of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of board of directors of such person.  The terms "Controlled" and "Controlling" have meanings correlative to the foregoing;
"Description" means the description of the Participation Interests, to the extent directly contributed by Yandex as payment on the MLU Shares, providing the details of such Participation Interests, the value thereof per a date not prior to the date [***] before the date of the Issuance Deed, and further in accordance with the applicable provisions of sections 204a and 204b of Book 2 of the Dutch Civil Code;
"Disclosed" has the meaning given to it in the Disclosure Letter;
"Disclosure Letter" means the letter dated the same date as this Agreement from Yandex to MLU in relation to the warranties set out in Part 3 of Schedule 2 (Yandex.Drive Warranties);
"Drive Business" means the Business as conducted on the date of this Agreement by or on behalf of Yandex or any of its Affiliates;

"Drive Business Employees" means all current employees, temporary workers, officers, consultants, directors or individual service providers of Yandex and its Subsidiaries who are primarily engaged in the Drive Business.
"Drive Business Warranties" means the warranties in Part 3 of Schedule 2  (Yandex.Drive Warranties);
"Drive Group" means Yandex.Carsharing and Yandex.Drive, and each is a "Drive Company";
"Dutch Notary" means a civil-law notary designated by MLU for this purpose, being one of the civil-law notaries of Van Doorne, N.V.;
"Dutch Completion" means completion of the issuance of the MLU Shares to Yandex in accordance with clause 2.2 and the steps in paragraph 2 of Schedule 1 (Completion Obligations);
"Equity Securities" means, with respect to any person that is a legal entity, any and all shares of share capital, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or any Contract providing for the acquisition of any of the foregoing;
"Employee Benefit Plan" means any employee benefit plan, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit-sharing, termination, change of control, pension, retirement, redundancy, share option, share purchase, restricted share, deferred compensation, share appreciation, health, welfare, medical, dental, disability, life insurance, retiree medical or life insurance, supplemental retirement, severance, or similar plan, program, loan, guarantee, arrangement, policy or practice, whether written or oral, established by custom and practice or otherwise, funded or unfunded, insured or self-insured, registered or unregistered. An Employee Benefit Plan shall also include any employment, termination, severance, redundancy or other Contract or agreement that separately provides for any similar arrangement listed above;
"Encumbrance" means any option, charge (fixed or floating), mortgage, lien, pledge, equity, right to acquire, right of pre-emption, right of first refusal, title retention or any other security interest of any kind or any agreement to create any of the foregoing, or any other third party interest, equity, or right except for encumbrances that occur under this Agreement or the Articles, other than an Encumbrance arising pursuant to the charter or other constitutional documents of the issuer of the equity interest or (in the case of the MLU Shares only) the MLU Shareholders Agreement;
"Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.
"FAS" means the Federal Antimonopoly Service of the Russian Federation.
"Governmental Authority" means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any region, city or other political subdivision of any of the foregoing. For the avoidance of doubt, Governmental Authority includes, but is not limited to, a Competition Authority.
"Indebtedness" means, without duplication, with respect to any person, the outstanding amount of (a) indebtedness for borrowed money, (b) amounts owing as deferred purchase price, contingent payments or earnout payments for the purchase of any property, intellectual property, assets or business, (c) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (d) amounts owing under any capitalized or synthetic leases, (e) obligations secured by any Encumbrances, (f) commitments or obligations to assure a person against loss (including contingent reimbursement obligations under letters of credit), (g) any amounts owed to related parties that are unpaid as of the Completion Date (including any intercompany loans between Yandex and a Drive Company) and (h) accounts payables;
"Issuance Deed" means the notarial deed in the agreed form as prepared by Van Doorne N.V., by which the MLU Shares shall be issued to Yandex;
"LLC Law" means Federal Law of the Russian Federation "On Limited Liability Companies" No. 14-FZ of 8 February 1998;
"Longstop Date" means [***], or such other date as the parties agree in writing;
"Material Adverse Effect" means, with respect to the Drive Business, any event, change, effect, condition or circumstance (each, an "Effect") that either individually or in the aggregate with other Effects would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Drive Business, taken as a whole compared with that as at 31 December 2019;  provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect:
(a)	Effects resulting from conditions generally affecting the industries in which the Business operates or the national or global political conditions, economy or financial markets, or the economy of the regions in which the Drive Business operates;
(b)	Effects resulting from epidemics, pandemics (including COVID-19), earthquakes, acts of war, armed hostilities or terrorism or any material escalation thereof;
(c)	any failure to meet internal or published third party projections, estimates or forecasts, provided, that, such exclusion shall not apply to any underlying Effect that may have caused such failure;
(d)	Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement;
(e)	Effects resulting from the public announcement of this Agreement or the Transaction;
(f)	changes in Applicable Law, regulatory conditions or applicable accounting principles;
(g)	any matter that is Disclosed under the Disclosure Letter or (in relation to matters arising after the date of this Agreement) a Supplemental Disclosure Letter; or
(h)	Effects resulting from any action taken by Yandex or the Drive Group, as applicable, that is expressly required by the terms of this Agreement,

except, in the case of paragraphs (a), (b) or (f) of this definition, to the extent that such Effect or changes has a materially disproportionate effect on the Drive Business, taken as a whole, relative to other businesses engaged in the same or substantially similar industries in the territories in which the Drive Business operates;

"MLU Fundamental Warranties" means the warranties of MLU set forth in paragraphs 1 (Organisation), 2 (Corporate Power and Authority), 3 (Due Authorisation, Execution and Delivery) and 4.1.1 (No Breach) and Part 2 (MLU Shares Warranties) of Schedule 2;
"MLU Shareholders Agreement" means the shareholders agreement with respect to MLU between MLU, Yandex, Stichting MLU Equity Incentive, and Uber International C.V. dated 7 February 2018, as amended from time to time;
"MLU Shares" means [***] in MLU;
"Order" means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered,

issued, made or rendered by any court, administrative agency, arbitrator, Governmental Authority or other tribunal of competent jurisdiction;
"Ordinary Course" means, with respect to any Entity, the operations of such Entity in the ordinary course of business materially consistent with past practice;
"Organisational Documents" means with respect to any person, such person’s articles or certificate of association, incorporation, formation or organization, by-laws, charter, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended, restated and/or otherwise modified from time to time;
"Participation Interests" means the Yandex.Carsharing Participation Interest and the Yandex.Drive Participation Interest;
"person" means any individual, Entity or Governmental Authority;
"Restraint" means any:
(a)	order, judgment, rule or regulation being entered, enforced, enacted or issued (whether temporary, preliminary or permanent) by any Governmental Authority; or
(b)	actual, pending, threatened suit, action, investigation or proceeding by any Governmental Authority or third party, which has the effect of making unlawful or otherwise prohibiting or preventing Completion or the Transaction;
"Russian Completion" means completion of the transfer of the Participation Interests to MLU in accordance with clause 2.3 and the steps in paragraph 3 of Schedule 1 (Completion Obligations);
"Russian Notary" means Russian notary having an office in Moscow designated by Yandex for this purpose;
"Russian Transfer Deeds" means the:
(a)	transfer agreement between Yandex (as transferor) and MLU (as transferee) with respect to the Yandex.Carsharing Participation Interest; and
(b)	transfer agreement between Yandex (as transferor) and MLU (as transferee) with respect to the Yandex.Drive Participation Interest;
"Software and Services License Agreement" means the amendment agreement [***];
"Statements" means the balance sheet and income statement of Yandex.Drive LLC as of [***] and for [***] and [***] period then ended, as attached at Schedule 4 (Statements);
"Subsidiary" means, with respect to a particular Entity (the "Parent"), a corporation or other business Entity: (a) in which the Parent owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest; or (b) in which the Parent owns (directly or indirectly, beneficially or of record) an amount of voting securities of other interests in such Entity that is sufficient to enable the Parent to elect at least a majority of the members of such Entity’s board of directors, board of managers or equivalent governing body;
"Supplemental Disclosure Letter" her the meaning given in clause 5.4;
"Tax" means all forms of taxation, withholdings, charges, duties, imposts, levies, social security contributions, rates and liabilities imposed, assessed, chargeable or enforced by any local, municipal, governmental, state, federal, provincial or other body or authority in the Russian Federation, the Netherlands or in any other jurisdiction, in all cases being in the nature of taxation, and any interest, penalty, charge, surcharge, cost or fine in connection therewith;
"Tax Authority" means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax;

"Trademark License Agreement" means the amendment agreement to the [***];
"Transaction" means the transfer of the Participation Interests and the issuance of the MLU Shares as contemplated in clause 2 (Contribution) and as governed by the terms of the Transaction Documents;
"Transaction Documents" means this Agreement, the Disclosure Letter, the Supplemental Disclosure Letter, the Russian Transfer Deeds, the Software and Services License Agreement, the Trademark License Agreement and the Deed of Issuance;
"Yandex.Carsharing Participation Interest" has the meaning given in Recital (A);
"Yandex.Drive Participation Interest" has the meaning given in Recital (B);

"Yandex Fundamental Warranties" means the warranties of Yandex set forth in paragraphs 1 (Organisation), 2 (Corporate Power and Authority), 3 (Due Authorisation, Execution and Delivery), 4.1.1 (No Breach), 8 (Title to Participation Interests), 9 (Title to Drive Group), and 13.5 and 13.6 (Liabilities and Obligations) of Schedule 2;

"Yandex Indebtedness Warranties" means the warranties of Yandex set forth in paragraph 13.3 (Liabilities and Obligations) of Schedule 2 (Yandex.Drive Warranties).
"Yandex LLC" means Limited Liability Company “Yandex”, a company incorporated under the laws of the Russian Federation with its principal state registration number 1027700229193;
"Yandex Related Party" means Yandex and its respective former and current general or limited partners, beneficial owners of more than [***]% of any class of shares of Yandex, Yandex’s Controlled Affiliates, and each of their respective managers, directors, officers and employees;
"Yandex Related Party Transactions" has the meaning given in paragraph 17 (Related Party Transactions) of Schedule 2 (Warranties);
"Yandex SDG" means Yandex Self Driving Group B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to be incorporated under the laws of the Netherlands, having its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands;
"Yandex SDG Demerger" means the statutory demerger and transfer under universal title of succession of certain assets and liabilities of MLU B.V. to Yandex SDG, a company to be incorporated as a result of such demerger; and
"Yandex Tax Warranties" means the warranties of Yandex set forth in paragraph 15 (Tax) of Schedule 2 (Yandex.Drive Warranties).
1.2All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of any party to another under this Agreement.
1.3References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties, the recitals, Schedules and clauses are references respectively to the parties hereto and their successors and permitted assigns, the recitals and schedules to and clauses of this Agreement.
1.4Any reference to a document in the "agreed form" is to the form of the relevant document in the terms agreed among the parties prior to the Completion Date and signed or initialled for identification purposes only by or on behalf of such parties.

1.5References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.
1.6In this Agreement, except where the context otherwise requires:
1.6.1any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form, including e-mail;
1.6.2references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
1.7Any reference to "RUB" is to the lawful currency of the Russian Federation, and any reference to "USD" is to the lawful currency of the United States of America.
1.8Headings are inserted for convenience only and shall not affect the construction of this Agreement.
2.CONTRIBUTION
2.1On and subject to the terms of this Agreement:
2.1.1at Dutch Completion in exchange for the contribution of the Participation Interests MLU will issue to Yandex the MLU Shares pursuant to the Issuance Deed; and
2.1.2at Russian Completion, in exchange for the MLU Shares Yandex shall transfer and contribute to MLU the Participation Interests as set out in clause 2.3.
2.2At Dutch Completion, MLU shall issue the MLU Shares to Yandex pursuant to the Issuance Deed free and clear of Encumbrances and together with the benefit of all rights and advantages attached or accruing to them at and after the Completion, and all rights to any dividends or other distributions declared, made or paid in respect of the MLU Shares on or after Completion.
2.3At Russian Completion, MLU and Yandex shall enter into and perform their respective obligations under the Russian Transfer Deeds for the purposes of effecting the transfer of the entire legal and beneficial title in and to Participation Interests, free and clear of any Encumbrances and together with the benefit of all rights and advantages attached or accruing to them at and after the Completion, and all rights to any dividends or other net profit distributions declared, made or paid in respect of the Participation Interests on or after Completion. Immediately following Completion, MLU shall own, directly or indirectly, 100% of the Participation Interests, free and clear of any Encumbrances.
2.4The parties hereby acknowledge and agree that this Agreement is not and shall not be deemed to be a transaction (in Russian – «сделка») directed at the disposal of a participation interest for the purposes of paragraph 1 of Article 21(11) of the LLC Law nor shall it be deemed to be a preliminary agreement for execution of such transaction for the purposes of Article 429 of the Russian Civil Code, and no party shall raise any argument to the contrary. The parties acknowledge that the Russian Transfer Deeds shall be executed by the parties before a Russian Notary. In the event of any inconsistency between the terms of this Agreement and the Russian Transfer Deeds, the parties agree that the terms of this Agreement shall prevail.
2.5	On the date of this Agreement:
2.5.1	Yandex shall deliver, or cause to be delivered, to MLU two originals of the Disclosure Letter, each duly executed by Yandex; and

2.5.2	MLU shall deliver, or cause to be delivered, to Yandex two original of the Disclosure Letter, each duly executed by MLU.
3.CONDITIONS

The Conditions

3.1Dutch Completion is conditional on the following Conditions being satisfied on or before 5.30 p.m. (Moscow time) on the Longstop Date, and continuing to be satisfied at Dutch Completion:
3.1.1completion of the Yandex SDG Demerger;
3.1.2Yandex entering into a convertible loan agreement between Yandex and Yandex SDG to be dated on or about the date hereof;
3.1.3execution of a supervisory board resolution of Yandex SDG to resolve upon the issuance of [***];
3.1.4	completion of the subscription by Yandex [***] pursuant to a notarial deed of issue in the agreed form to be entered into via power of attorney on or about the date hereof [***];
3.1.5completion of the transfer of [***] from Uber International C.V. to Yandex pursuant to a notarial deed of sale and transfer in the agreed form to be entered into via power of attorney on or about the date hereof;
3.1.6there shall not have occurred any Material Adverse Effect since the date of this Agreement;
3.1.7the (a) Yandex Fundamental Warranties shall be true and correct in all material respects as of the Completion Commencement Date with the same effect as though made on and as of the Completion Commencement Date (except to the extent expressly made as of an earlier date, in which case such warranties shall be true and correct in all material respects as of such earlier date); and (b) the other warranties of Yandex in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Completion Commencement Date with the same effect as though made on and as of the Completion Commencement Date (except to the extent expressly made as of an earlier date, in which case such warranties shall be true and correct as of such earlier date), except where the failure of such warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect;
3.1.8Yandex shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to Dutch Completion; and
3.1.9a certificate signed by an authorized officer of Yandex, in the agreed form, certifying as to the matters set forth above in clauses 3.1.6, 3.1.7 and 3.1.8.
3.1.10FAS does not (a) issue any order or take any action preventing or restricting the Dutch Completion and the Russian Completion, or (b) impose any conditions on Completion or the operation of the Business (as such term is defined in the MLU Shareholders Agreement) and/or the Drive Business that would have a material and adverse effect thereon, unless Yandex and MLU agree to such conditions, acting reasonably and in good faith.

Waiver

3.2With the exception of the Condition in clause 3.1.10, Yandex may, by notice to MLU, waive a Condition in whole or in part at any time on or before the Longstop Date.

Satisfaction of Conditions

3.3Yandex shall use all reasonable endeavours to satisfy or procure the satisfaction of the Conditions as soon as possible and in any event on or before the Longstop Date.
3.4If, at any time, a party becomes aware of a fact or circumstances that prevents or could reasonably be expected to prevent a Condition from being satisfied on or before the Longstop Date, or lead to the creation of a Restraint, that party shall, to the extent permitted by Applicable Law, promptly inform the other party of such fact or circumstance.

Notification of satisfaction of Conditions

3.5Each party shall notify the other of the satisfaction of each Condition for which it is responsible (as set out in clause 3.1) as soon as possible after it has been satisfied, and in any event within [***] of such satisfaction.

Failure to satisfy Conditions

3.6If one or more of the Conditions:
3.6.1remains unsatisfied at 5.30 p.m. (Moscow time) on the Longstop Date and (if capable of waiver) has not been waived on or before that time;
3.6.2becomes impossible to satisfy on or before the Longstop Date and (if capable of waiver), has not been waived within [***] of such Condition becoming impossible to satisfy; or
3.6.3is unsatisfied immediately before Completion and (if capable of waiver) has not been waived,

Each of Yandex or MLU may give notice to the other party terminating this Agreement.

4.COMPLETION

Completion Commencement Date

4.1Dutch Completion shall occur at 10 a.m. (CET) at the Dutch Notary’s offices in Amsterdam, the Netherlands, on the date that is [***] after the satisfaction, or (if capable of waiver) waiver, of all the Conditions, or at such different time, date and/or place as the parties agree in writing (the "Completion Commencement Date").

Russian Completion

4.2Russian Completion shall occur simultaneously with the Dutch Completion at the offices of Yandex in Moscow, the Russian Federation, on the Completion Commencement Date, or at such different time, date and/or place as the parties agree in writing.
4.3The parties shall cooperate with each other and use all reasonable endeavours to procure and provide to the Russian Notary as promptly as reasonably possible such information and documents as the Russian Notary requires (including all necessary translations, notarisations and apostillations of the applicable documents in connection with the Dutch Completion and the other documents referred to in paragraph 3.1 of Schedule 1 (Completion Obligations)) to (i) satisfy the Russian Notary's requirements to effect Russian Completion and/or (ii) in case the application for registration of the Participation Interests in the name of

MLU is rejected for any reason, re-file the respective application with the relevant tax inspectorate in accordance with Applicable Laws for the registration of the Participation Interests in the name of MLU.

Obligations at Dutch Completion

4.4At Dutch Completion, each party shall perform the obligations that paragraphs 1 (General obligations) and 2 (Dutch Completion) of Schedule 1 (Completion obligations) states are to be performed by it and at the time and in the order set out therein.

Obligations at Russian Completion

4.5At Russian Completion, each party shall perform the obligations that paragraph 3 (Russian Completion) of Schedule 1 (Completion obligations) states are to be performed by it and at the time and in the order set out therein.

General provisions relating to Completions

4.6All of the documents delivered at a Completion pursuant to Schedule 1 (Completion obligations) shall be held by the recipient to the order of the person delivering them until such time as specified in Schedule 1 (Completion obligations). Following the delivery of all documents required to be delivered at such Completion as set out in Schedule 1 (Completion obligations) or the waiver of the requirement to deliver any such document by the person entitled to receive the relevant document for the purposes of enabling such Completion (as applicable) to proceed, the documents delivered pursuant to Schedule 1 (Completion obligations) at such Completion shall cease to be held to the order of the person delivering them and such Completion shall be deemed to have taken place.

Default at Completion

4.7No party shall be obliged to complete a Completion unless the other party complies with clause 4.4 (Obligations at Dutch Completion) or clause 4.5 (Obligations at Russian Completion) (as applicable).
4.8Without limiting clause 4.7, if a party has not complied with its obligations under clause 4.4 (Obligations at Dutch Completion) or 4.5 (Obligations at Russian Completion), as applicable, in respect of such Completion at the time and on the date set for Completion, the other party may by giving written notice:
4.8.1defer such Completion to a date selected by it, being not more than [***] after that date (in which case this clause shall apply to such Completion as so deferred); or
4.8.2proceed to such Completion as far as practicable and in any case without prejudice to its rights under this Agreement; or
4.8.3(if the default occurs with respect to Dutch Completion) terminate this Agreement without liability on its part (and without limiting its or their rights at law, in equity or under this Agreement), in which case clause 7 (Termination) shall apply.
5.WARRANTIES AND LIMITATIONS ON LIABILITY

Warranties

5.1Each party warrants to the other party in respect of itself in the terms of the warranties set out in Part 1 of Schedule 2 (Party Warranties) on the date of this Agreement and on Completion Date, and, for this purpose, such warranties shall be deemed to be repeated by it in respect of itself on the Completion Commencement Date and on the Completion Date as if any express or implied reference in such warranties to the date of this Agreement was replaced by a reference to such date.

5.2MLU further warrants to Yandex in the terms of the warranties set out in Part 2 of Schedule 2 (MLU Shares Warranties) on the date of this Agreement and on the Completion Commencement Date, and, for this purpose, such warranties shall be deemed to be repeated by it on the Completion Commencement Date as if any express or implied reference in such warranties to the date of this Agreement was replaced by a reference to the Completion Commencement Date.
5.3Yandex further warrants to MLU in the terms of the warranties set out in Part 3 of Schedule 2 (Yandex.Drive Warranties) on the date of this Agreement and on the Completion Commencement Date and on the Completion Date, and, for this purpose, such warranties shall be deemed to be repeated by it on such date as if any express or implied reference in such warranties to the date of this Agreement was replaced by a reference to such date.

Supplemental Disclosure Letter

5.4Yandex may, no later than [***] prior to the Completion Commencement Date, deliver to MLU a letter (each a "Supplemental Disclosure Letter") which shall contain (and shall qualify the Drive Business Warranties as repeated at Completion) disclosures (and excluding general disclosures other than general disclosures of the kind in the Disclosure Letter) relating to matters which shall have arisen during the period from the date of this Agreement up to the time of delivery of the Supplemental Disclosure Letter.
5.5In respect of the Supplemental Disclosure Letters:
5.5.1subject to clause 5.5.2, Completion shall take place in accordance with, and in the manner set out in, clause 4;
5.5.2where the aggregate amount of Yandex's liability in respect of the matters so disclosed would or could reasonably be likely to exceed [***], MLU may give notice to Yandex terminating this Agreement, in which case clause 6 (Termination) shall apply. Without prejudice to clauses 5.5.3 and 5.9 (Limitations on liability), an election by MLU not to give such notice shall not prejudice its right to claim damages or other compensation in respect of such matters following Completion; and
5.5.3the Drive Business Warranties as repeated on the Completion Commencement Date and on the Completion Date shall be qualified by the matters Disclosed in the Supplemental Disclosure Letter, provided however that the aggregate amount of Yandex's liability in respect of the matters so Disclosed shall (subject to paragraph 7.1 of Schedule 3 (Limitations on Liability)) be included for the purposes of calculating whether the threshold in paragraph 7.2 of Schedule 3 (Limitations on Liability) has been reached, despite the matters so Disclosed being for all other purposes deemed to be "Disclosed".
5.6Each warranty given by a party is a separate and independent warranty and is not limited by any other provision of this Agreement, including any other warranties given by that party.
5.7Where any of the warranties of Yandex in this Agreement are qualified by the expression "so far as Yandex is aware", "to the knowledge of" or any similar expression, that warranty shall be deemed to refer to the actual knowledge of [***], [***], [***] and [***].
5.8Yandex shall not, if a Claim is made against it, make any claim against Yandex.Drive or Yandex.Carsharing or, save in respect of fraud or dishonesty, against any person who is, at the time such claim is made, an officer of Yandex.Drive or Yandex.Carsharing on whom Yandex may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter or the Supplemental Disclosure Letter.

Limitations on liability

5.9The liability of each party in respect of Claims shall be limited in the circumstances and to the extent set out in Schedule 3 (Limitations on liability).
6.Covenants

Conduct of the Drive Business Pending Completion

6.1During the period from the date of this Agreement and continuing until the earliest to occur of (a) the Completion Date and (b) the termination of this Agreement pursuant to clause 7 (Termination) (the "Pre-Completion Period"), Yandex shall cause the Drive Business to be operated, and to pay its debts, expenses and Taxes, in the Ordinary Course (other than debts, expenses and Taxes that are being properly contested).
6.2During the Pre-Completion Period, except as (a) required under Applicable Law or by the terms of a Transaction Document or (b) MLU has otherwise consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (1) Yandex shall cause each entity of the Drive Group not to and (2) with respect to the clauses in underlined italics below, and solely to extent relating to the Drive Business, Yandex shall not and shall cause its Affiliates not to, in each case:
6.2.1amend or otherwise make changes to its Organisational Documents;
6.2.2declare, set aside, redeem, repurchase, make or pay any dividend or other distribution (including distribution of profit), payable in cash, shares, property or otherwise, with respect to any of its share capital;
6.2.3repurchase, redeem or otherwise acquire, directly or indirectly, any of the share capital of any Entities of the Drive Group;
6.2.4reclassify, combine, split or subdivide, directly or indirectly, or create or authorize creation of any additional class or series of, any of its share capital;
6.2.5make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in Russian accounting standards or U.S. GAAP (after the date of this Agreement);
6.2.6enter into, amend in any material respect, waive or terminate any transaction with a Yandex Related Party;
6.2.7issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any Equity Securities of any Drive Group Entity thereof;
6.2.8(A) incur any indebtedness for borrowed money other than in the Ordinary Course and as would not cause the Yandex Indebtedness Warranty to be breached, (B) issue any debt securities, (C) assume, guarantee or endorse, or otherwise take any similar action to become responsible for the obligations of any Person, or (D) make any loans or make any advances (other than in the Ordinary Course), or grant any security interest in any of its assets (other than security interests arising by operation of law in the Ordinary Course);
6.2.9establish, adopt, enter into or otherwise implement any Employee Benefit Plan or, with respect to any Drive Business Employee, grant, issue or make any bonus (including retention or "stay" bonus), change of control, severance, termination or similar payment that becomes due and payable in connection with or as a result of the consummation of the Transaction (other than any such obligations that are satisfied (A) completely by Yandex or (B) out of the MLU Equity Incentive Plan (provided in this case that any such issuance or grant would not have been a Reserved Matter under the terms of the MLU Shareholders Agreement));

6.2.10sell, lease, transfer, or dispose of any material property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except for (A) transactions pursuant to Contracts in effect as of the date of this Agreement and made available to MLU or (B) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the Drive Business in the Ordinary Course;
6.2.11propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;
6.2.12form a Subsidiary (other than a wholly-owned Subsidiary);
6.2.13expand the operations of the Drive Business into any new material line of business;
6.2.14make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes (except as required by Applicable Law), enter into any closing agreement with respect to Taxes, settle any material claim or assessment in respect of Taxes, file any amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the Ordinary Course, or prepare or file any Tax Return in a manner inconsistent with past practice, or in each case, take or omit to take any other action that had or would reasonably be expected to have the effect of materially increasing a present or future Tax liability or materially decreasing any present or future Tax benefit of any Drive Group Company;
6.2.15approve of any transaction that would materially affect the regulatory or tax status of any Drive Company;
6.2.16admit or settle (including by way of amicable agreement) any lawsuit, action, dispute or other proceeding (or series of the same) involving any Drive Company or the Drive Business; or
6.2.17announce an intention, enter into formal or informal agreement or otherwise make a commitment to do any of the foregoing.
6.3The Parties acknowledge and agree that nothing contained in this Agreement is intended to or shall give MLU, directly or indirectly, the right to control or direct the Drive Group’s operations for purposes of any applicable Antitrust Law prior to consummation of the Transaction.
7.TERMINATION

Termination events

7.1Subject to clause 7.2, this Agreement shall automatically terminate with immediate effect and each party's rights and obligations shall cease to have force and effect upon a party receiving the notice referred to in clause 3.6 (Failure to satisfy Conditions), clause 4.8.3 (Default at Completion) or clause 5.5.2 (Supplemental Disclosure Letter).

Effect of termination

7.2The termination of this Agreement shall not affect:
7.2.1any rights or obligations which have accrued or become due prior to the date of termination; and
7.2.2the continued existence and validity of the rights and obligations of the parties under this clause and clauses 1 (Interpretation), 5.9 (Limitations on liability), 8

(Miscellaneous) (other than clause 8.8  (Further assurances) and 8.18 (Continuing effect)), 9 (Notices) and 10 (Governing law and dispute resolution).

No other right to terminate or rescind

7.3Subject to clause 7.1, no party shall have any right (including any right under common law or any right in respect of claims arising under or in connection with this Agreement (other than in the case of fraud) either before or after Completion to rescind or terminate or fail to perform this Agreement or (subject to clauses 4.7 and 4.8) to delay or defer Completion.
8.MISCELLANEOUS

Confidentiality

8.1	Save as provided in clause 8.2, no party shall, without the consent of the other, disclose to any third party, or use or exploit commercially for its or their own purposes any Confidential Information. Each party hereby acknowledges and agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than for the purpose of exercising rights or performing obligations under a Transaction Document) any Confidential Information obtained from the other party pursuant to the terms of a Transaction Document.

Permitted disclosures

8.2	Subject further to clause 8.3, clause 8.1 does not apply to a disclosure or use of Confidential Information in the following circumstances:
8.2.1	the disclosure or use is required by Applicable Law or required or requested by a Governmental Authority;
8.2.2	the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities of a party or its Affiliates are listed or traded;
8.2.3	the disclosure is made to a party's Affiliate, parent undertaking or subsidiary undertakings or a subsidiary undertaking of such parent undertaking, or its or their directors, officers or senior employees to the extent reasonably required for purposes connected with this Agreement (including permitted transfers), in which case the disclosing person is responsible for ensuring that the relevant recipient(s) complies with the terms of clause 8.1 as if it were a party to this Agreement;
8.2.4	to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by any party;
8.2.5	the Confidential Information is disclosed to such party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;
8.2.6	the disclosure or use is required for the purpose of legal proceedings arising out of this Agreement or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a party or any of its Affiliates; or
8.2.7	the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of clause 8.1 as if it were a party to this Agreement.
8.3	Before a party makes a disclosure in the circumstances contemplated by clause 8.2.1 or 8.2.2 it shall, to the extent it is permitted to do so by Applicable Law and to the extent it is reasonably practicable to do so, notify each other party of such disclosure and consult with each other party and take into account each other party's requirements as to the timing, content and manner of making the disclosure (except for disclosure for legal or regulatory reasons where the disclosure is made to a regulatory body only in the ordinary course of its supervisory function).

Announcements

8.4	No party shall (and each party shall procure than none of its Affiliates or subsidiary undertakings or parent undertakings shall):
8.4.1	make or send; or
8.4.2	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of this Agreement, unless it has first obtained the other party's written permission (that permission not to be unreasonably withheld or delayed).

Permitted announcements

8.5	Clause 8.4 does not apply to an announcement or circular:
8.5.1	which is required by Applicable Law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or
8.5.2	which is required by a rule of a stock exchange or listing authority on which the shares or other securities of a member of the disclosing person's group are listed or traded.

Consultation

8.6	A party that is required to make or send an announcement or circular in the circumstances contemplated by clauses 8.5.1 and 8.5.2, must, before making or sending the announcement or circular, consult with the other party and take into account the other party's requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by Applicable Law and to the extent it is reasonably practicable to do so.

Counterparts

8.7This Agreement may be executed in any number of counterparts and by the parties on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

Further assurances

8.8To the extent reasonably required by another party, each party shall (at its own cost) perform (or procure the performance of) such further acts, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other party may reasonably require, whether on, at or after Completion, to implement and give effect to this Agreement and the transactions contemplated by this Agreement.

Variation, waiver and consent

8.9No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).
8.10Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

8.11Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

Entire Agreement

8.12Each party confirms that:
8.12.1this Agreement together with the other Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing;
8.12.2in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement or the other Transaction Documents; and
8.12.3in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or with any of the other Transaction Documents are pursuant to this Agreement or such Transaction Document, and for the avoidance of doubt and without limitation, no party has any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

Costs

8.13Each party shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and the other Transaction Documents. The parties acknowledge that, if such consent is sought, MLU shall be responsible for, and shall bear, all of the costs, charges and expenses (including, for the avoidance of doubt, any filing fees) incurred by the parties in connection with obtaining the consent of FAS in connection with the Transaction.

No set-off

8.14Every payment payable by a party under, or pursuant to the terms of, this Agreement shall be made in full without any set off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount that is due and payable to the payor under this Agreement.

Payments net of Tax

8.15Any payment made by or due from a party under, or pursuant to the terms of, this Agreement shall be free and clear of all Tax whatsoever save only for any deductions or withholdings of Tax required by law.

Russian Transfer Deeds

8.16It is intended that neither party shall bring any actions or claims whatsoever under a Russian Transfer Deed, other than actions or claims with respect to disputes that are not allowed under Russian law to be settled by arbitration set forth in this Agreement. If a party brings any such claim or action, it shall indemnify the other party against all reasonable and duly documented costs, charges and expenses (including those suffered or incurred in establishing or enforcing a right to be indemnified under this Agreement), suffered or incurred as a result thereof. All such amounts shall be payable as a fee for the right to bring claims and actions contrary to the intention expressed in this clause.

Third Party Rights

8.17The parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party.

Continuing effect

8.18Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

Unenforceable provisions

8.19If any provision or part of this Agreement is illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

Obligations and liability

8.20Unless otherwise expressly provided in this Agreement, all obligations and liabilities of the parties under this Agreement are several.

Assignment

8.21No party may assign, transfer, vest in another person or otherwise deal with any of its rights, benefits or obligations under this Agreement without the prior written consent of each other party. Any purported dealing contrary to this prohibition shall be ineffective.

Governing language

8.22This Agreement was negotiated in English (other than information in the Schedules or the Disclosure Letter or the Supplemental Disclosure Letter that is in Russian (the "Russian Language Information")) and the official text of this Agreement (other than the Russian Language Information) and any Notices shall be in English. Each party understands English. In the event of any dispute concerning the construction or interpretation of this Agreement, reference shall be made only to this Agreement as written in English (or the Russian Language Information as written in Russian, as applicable)) and not to any translation into any other language.

Release

8.23With effect from Russian Completion, Yandex, on its own behalf and on behalf of, as applicable, its past, present or future successors, assigns and each other Yandex Related Party (collectively, the "Releasors"):
8.23.1	irrevocably and unconditionally releases, waives, acquits and forever discharges ("Release", and "Released" shall have a corresponding meaning) and shall cause each Yandex Related Party to irrevocably and unconditionally Release, each Drive Company and each of their respective directors, employees and officers (the "Released Persons") from any claims, causes of action, suits, debts, sums of money, accounting, bonds, bills, liabilities, covenants, contracts, controversies, agreements, promises, variances, damages, losses, judgments, demands or obligations (including attorneys’ fees) that currently exist or, in the future, may arise, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Completion Date ("Obligations"), other than (a) Obligations pursuant to the Transaction Documents, (b) Obligations pursuant to the Yandex Related Party Transactions, (c) Obligations pursuant to the agreements set forth in Schedule 5 and any other Contracts between any Drive Company and any Yandex Related Party, and (d) Obligations of any employee of a Drive Company pursuant to any equity incentive scheme operated by Yandex or its Affiliates as a result of such employee holding an equity award under such equity incentive scheme; and
8.23.2agrees not to, and shall cause each Yandex Related Party not to, bring or threaten to bring or otherwise join in any Obligations that are Released pursuant to Clause 8.23.1 against any Released Person and shall indemnify and hold the Released Persons harmless from and against all Losses (as defined on Schedule 3) arising from or in connection with the assertion by any Releasor of any claim based upon or with respect to any Obligations that are Released pursuant to Clause 8.23.1 or the breach of any of the covenants set forth in this Clause 8.23.
9.NOTICES
9.1Any notice (including any approval, consent or other communication) in connection with this Agreement shall be in writing in English and delivered by hand or courier (using an internationally recognised courier company) to the address specified in clause 9.3 or to such other address as the relevant party may from time to time specify by notice to the other party given in accordance with this clause, and for the avoidance of doubt a notice shall not be deemed to be given if made only by email, but a courtesy copy of each notice shall also be sent to the email address(es) specified in clause 9.3 or to such other email address(es) as the relevant party may from time to time specify by notice to the other party given in accordance with this clause.
9.2A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand or courier provided that, in either case, where delivery occurs after 5.00 p.m., notice shall be deemed to have been received at 9.00 a.m. on the next following Business Day.
9.3The relevant details of each party at the date of this Agreement are:
Yandex	MLU
Address: Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands	Address: Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands

Attention: [***]	Attention: [***]
Email: [***]	Email: [***]
With a copy to each of: [***] Morgan, Lewis & Bockius UK LLP Condor House, 5-10 St. Paul's Churchyard London EC4M 8AL United Kingdom Email: [***]	With a copy to: [***] Morgan, Lewis & Bockius UK LLP Condor House, 5-10 St. Paul's Churchyard London EC4M 8AL United Kingdom Email: [***]
9.4Should a party fail to notify the other party of any change to its address in accordance with clause 9.1, then any notice served under this clause shall be validly served if served to the address listed in clause 9.3.
10.GOVERNING LAW AND dispute resolution
10.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.
10.2	The parties acknowledge that the Issuance Deed shall be governed by the laws of the Netherlands and that in the event of a dispute between the parties arising out of or in connection with the Issuance Deed, or where the Dutch Notary is a party to a Dispute under this Agreement, any such Disputes, or portions thereof involving the Dutch Notary, shall in the first instance be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.
10.3	The parties acknowledge that the Russian Transfer Deeds shall be governed by the laws of the Russian Federation.

Dispute Resolution

10.4	The parties agree that any claim, dispute, difference or controversy of whatever nature arising under, out of, relating to or in connection with this Agreement (including a claim, dispute, difference or controversy regarding its existence, termination, validity, interpretation, performance, breach, the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute"), shall be referred to and finally settled by arbitration in accordance with the LCIA Arbitration Rules (the "Rules") as at present in force and as modified by this clause, which Rules shall be deemed incorporated into this clause and capitalised terms used in this clause which are not otherwise defined in this Agreement have the meaning given to them in the Rules. This clause 10.4 and any non-contractual provisions arising out of or in connection with this clause 10.4 are governed by English law.
10.4.1	The number of arbitrators shall be one, who shall be appointed by the LCIA Court. Notwithstanding any provision to the contrary in the Rules, the LCIA Court may appoint an arbitrator from among the nationals of any country, whether or not a party is a national of that country.
10.4.2	The seat or legal place of arbitration shall be London, England, and the language used in the arbitral proceedings shall be English. All documents submitted in connection with the arbitral proceedings shall be in the English language or, if in another language, accompanied by an English translation. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.
10.4.3	Having regard to the Arbitral Tribunal's general duty set out in section 33(1) of the Arbitration Act 1996, the parties hereby agree that, without derogating from its other powers, the Arbitral Tribunal may, following a written request by any party at any time after the Response is due, give directions as to a procedure (the "Summary Procedure") for determining (i) whether any claim(s), counterclaim(s) or part(s) thereof is reasonably arguable and/or (ii) whether any reasonably arguable defence to the claim(s), counterclaim(s) or part(s) thereof exists and thereafter make an award (which may be a final award) if it determines, respectively, that (i) any claim(s), counterclaim(s) or part(s) thereof is not reasonably arguable or (ii) no such reasonably arguable defence exists. The Arbitral Tribunal shall exercise its discretion under the Arbitration Act 1996 to adopt a procedure suitable for the determination of a request made under this clause 10.4.3 consistently with its duty as set out in section 33(2) of the Arbitration Act 1996. As part of the Summary Procedure, the party requesting the Summary Procedure shall be required to make a written submission as to why any claim(s), counterclaim(s) or part(s) thereof is appropriate for summary determination and every other party to the arbitration shall have the opportunity to submit a written response to such submission. The parties acknowledge and agree that this clause 10.4.3 provides for due process and gives each party adequate opportunity to be heard, and that no party shall challenge or resist enforcement of an award made pursuant to this clause 10.4.3 on the basis of a failure of due process or lack of opportunity to be heard, whether under Article V(1)(b) of the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, Section 68(2)(a) of the Arbitration Act 1996 or otherwise.
10.4.4	No party shall be required to give general discovery of documents but may be required only to produce specific, identified documents or classes of documents which are relevant to the Dispute and material to its outcome.
10.4.5	The parties agree that the arbitration agreement set out in this clause 10.4 and any arbitration agreement contained in any other arrangement contemplated by this Agreement shall together be deemed to be a single arbitration agreement.
10.4.6	The parties consent to being joined to any arbitration commenced under this Agreement or any other arrangement contemplated by this Agreement on the application of any other party if the Arbitral Tribunal so allows, and subject to and in accordance with the Rules. Before the constitution of the Arbitral Tribunal, any party to an arbitration commenced pursuant to this clause 10.4 may effect joinder by serving notice on any party to this Agreement or any other arrangement contemplated by this Agreement whom it seeks to join to the arbitration proceedings, provided that such notice is also sent to all other parties to the Dispute and the LCIA Court within twenty-eight (28) days of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) to the arbitration proceedings and participate in the arbitrator appointment process in clause 10.4.1.
10.4.7	An Arbitral Tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any party, consolidate an arbitration hereunder with an arbitration under any other arrangement contemplated by this Agreement if the arbitration proceedings raise common questions of law or fact, and subject to and in accordance with the Rules. For the avoidance of doubt, this clause 10.4.7 is an agreement in writing by all parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the Rules. If an Arbitral Tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this clause 10.4.7, the Arbitral Tribunal which shall have the power to order consolidation shall be the Arbitral Tribunal appointed in the arbitration with the earlier Commencement Date under Article 1.4 of the Rules (i.e. the first-filed arbitration). Notice of the consolidation order must be given to any arbitrators already appointed in relation to any of the arbitration(s) which are to be consolidated under the consolidation order, all parties to those arbitration(s) and the LCIA Registrar. Any appointment of an arbitrator in the other arbitrations before the date of the consolidation order will terminate immediately and the arbitrator will be deemed to be discharged. This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator's appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision. If this clause operates to exclude a party's right to choose its own arbitrator, each party irrevocably and unconditionally waives any right to do so.
10.4.8	To the extent permitted by law, each party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated by clauses 10.4.6 to 10.4.7, to the validity and/or enforcement of any arbitral award.
10.4.9	Each party agrees that any arbitration under this clause 10.4 shall be confidential to the parties and the arbitrator and that each party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by a regulatory authority, or required of it by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.
10.4.10	The law of this arbitration agreement, including its validity and scope, shall be English law.
10.4.11	This agreement to arbitrate shall be binding upon the parties, their successors and permitted assigns.
11.Dutch Notary

The parties are aware that the Dutch Notary holds office at Van Doorne, N.V.. The parties hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) and explicitly agree and acknowledge that:

11.1.1Van Doorne, N.V. may advise and act on behalf of Yandex with respect to this Agreement and the Issuance Deed, and any agreements or any disputes related to or resulting from this Agreement and/or the Issuance Deed; and
11.1.2the Dutch Notary shall execute the Issuance Deed pursuant to which the MLU Shares will be issued to Yandex and that the Dutch Notary shall act as civil law notary on behalf of Yandex (partijnotaris).

This Agreement has been duly executed by the parties (or their duly authorised representatives) on the date specified at the beginning of this Agreement.

Schedule 1
COMPLETION OBLIGATIONS

Schedule 2
WARRANTIES

Part 1 – Party Warranties

Part 2 – MLU Shares Warranties

Part 3 – Yandex.Drive Warranties

Schedule 3
LIMITATIONS ON LIABILITY

Schedule 4
STATEMENTs

Schedule 5
Agreements With YANDEX RELATED PARTIES BELOW MATERIALITY THRESHOLD

SIGNING PAGE

Signed by	)
)
Alfred Alexander de Cuba
(name)
duly authorised for and on behalf of	)
YANDEX N.V.,	)	/s/ Alfred Alexander de Cuba
	)	Signature

Signed by	)
)
Philipp Sergeyevich Lebedev
(name)
duly authorised for and on behalf of	)
MLU B.V.	)	/s/ Philipp Sergeyevich Lebedev
	)	Signature

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT